SCHEDULE 13D/A

CUSIP No: G3156P103

TRANSACTIONS IN THE SHARES BY THE REPORTING PERSON DURING THE PAST 60 DAYS

Date of Transaction	Shares Purchased(Sold)	Price per Share
4/26/2013	(1,600)	15.79
4/29/2013	(5,700)	15.50
5/29/2013	(1,300)	13.85
6/03/2013	9,400	14.49
6/04/2013	28,100	14.52
6/12/2013	4,800	14.11